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                                                                     EXHIBIT 5.1
                           September 25, 1997

AutoBond Acceptance Corporation
301 Congress Avenue
Austin, Texas 78701

Ladies and Gentlemen:

    We are acting as counsel for AutoBond Acceptance Corporation (the "Company") in connection with the issuance and sale of up to 1,018,811 shares of Common Stock, no par value, of the Company (the "Shares"), as contemplated by the Company's Registration Statement on Form S-1
(No. 333-31331), filed by the Company to effect registration of the Shares under the Securities Act of 1933, as amended (the "Act").

   We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon we are of the opinion that the Shares are duly authorized and, when issued and delivered against payment of the consideration therefor as contemplated in the Registration Statement, such Shares will be validly issued, fully paid, and nonassessable.


   We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that are in the category of persons whose consent is required under Section 7 of the Act.


                                                     Very truly yours,


                                                     JONES, DAY, REAVIS & POGUE






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